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Exhibit 10.22

WELLPOINT HEALTH NETWORKS INC.
OFFICER CHANGE-IN-CONTROL PLAN
(As amended and restated through December 4, 2001)

        This WellPoint Health Networks Inc. Officer Change-in-Control Plan (the "Plan") is designed to provide officers of WellPoint Health Networks Inc. ("WellPoint" or the "Company") and/or Affiliates of WellPoint with benefits in the event of a Change-in-Control. Except to the extent provided herein, the Plan, which was originally adopted by the Board of Directors as of February 12, 1998, replaced any similar plan previously in effect as of such date of adoption providing for monetary or other compensation to any officer in the event of a change in control. This Plan has been further amended and restated as of October 27, 1998, as of October 18, 2001, and, as provided herein, as of December 4, 2001.

ARTICLE I
DEFINITIONS

        Unless otherwise indicated, capitalized terms used herein shall have the following meaning:

        "Affiliate" means an entity that is linked to WellPoint by a 51% or greater chain of ownership. For this purpose, ownership is determined by applying the principles of Section 414 of the Code and by substituting a 51% control test for an 80% control test.

        "Affiliated Group" means WellPoint and all of its Affiliates.

        "Base Salary" means a Participant's highest annualized base salary, in the aggregate, payable from one or more member of the Affiliated Group at any time during the period commencing five years before the announcement of the relevant Change in Control and ending immediately preceding the Participant's Termination Date or, if earlier and solely for purposes of computing the Change in Control Completion Bonus under section 2.3, the date of the Change in Control.

        "CEO" means the Chief Executive Officer of WellPoint or his delegate.

        "Change in Control" shall mean one or more of the following that occurs within the term of the Plan:

  (i)
  The acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than WellPoint or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities;

  (ii)
  A merger, recapitalization, consolidation or similar transaction to which WellPoint is a party or the sale, transfer or other disposition of all or substantially all of the Company's assets if, in either case, the beneficial owners of WellPoint's securities immediately before the transaction do not have, immediately after the transaction, beneficial ownership of securities representing at least 60% of the combined voting power of the then-outstanding securities of the surviving entity or the entity acquiring WellPoint's assets, as the case may be, or a parent thereof;

  (iii)
  A merger, recapitalization, consolidation or similar transaction to which WellPoint is a party or the sale, transfer or other disposition of all or substantially all of the Company's assets if,

    in either case, the directors of WellPoint immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring WellPoint's assets, as the case may be, or a parent thereof (for this purpose, any change in director composition that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or

  (iv)
  A change in the composition of the Board of Directors of WellPoint (the "Board") over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Compensation Committee of the Board of Directors of WellPoint, whose membership shall be comprised solely of independent directors of WellPoint and to which the CEO shall report periodically regarding actions taken under this Plan.

        "Constructive Termination" means one or more of the following:

  (i)
  A material reduction in the duties, responsibilities, status, reporting responsibilities, titles or offices that a Participant had with the Affiliated Group immediately before such reduction;

  (ii)
  Reduction by more than 10% of the total annual cash compensation (including base salary and target bonuses) that a Participant was eligible to receive from all members of the Affiliated Group immediately before the reduction except a reduction that both (a) is part of, and consistent with, an across-the-board reduction in the salaries of senior officers of the Affiliated Group and (b) is not implemented on or after, or in contemplation of, a Change-In-Control;

  (iii)
  A change in the Participant's principal place of employment with the Affiliated Group such that the Participant's one-way commute will be increased by more than 35 miles; or

  (iv)
  A requirement that the Participant spend an average of two or more days per week at a place of employment other than his or her principal place of employment if the average ground commute to such additional place of employment from the Participant's primary residence, during normal commute hours, is longer than two hours; provided that the Participant has not, in advance and in writing, agreed to such requirement in connection with assuming or retaining a specific position;

  (v)
  The failure of any successor to WellPoint by merger, consolidation or acquisition of all or substantially all of the business of WellPoint to assume WellPoint's obligations under this Plan.

        However, a Constructive Termination will not be deemed to have occurred unless (A) within sixty (60) days of the occurrence that the Participant deems to be a Constructive Termination, the Participant notifies WellPoint in writing that he or she has experienced a Constructive Termination, which notice describes the event that the Participant believes constitutes a Constructive Termination, (B) WellPoint has not, within fifteen (15) days of receipt of such notice, corrected the circumstance that would otherwise result in a Constructive Termination, and (C) the Participant terminates his or her employment within ninety (90) days of such 15-day period.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Involuntary Termination" means actual termination of a Participant's employment with the Affiliated Group other than (i) Termination for Cause, (ii) termination due to the Participant's total and permanent disability, as that term is defined in the WellPoint long-term disability plan in effect on the date in question, or (iii) termination due to the Participant's death.

        "Participant" means any person holding the title of Staff Vice President, Regional Vice President or Vice President or higher with WellPoint or any member of the Affiliated Group and any other person as may be designated from time to time by the CEO; provided, however, that it shall not include (i) any person covered by an employment agreement with any member of the Affiliated Group on his or her Termination Date unless such person's employment agreement otherwise provides; and (ii) unless otherwise designated by the CEO, any other position, whether or not the position contains the phrase "Vice President, which is not considered to be an officer position of the Affiliated Group or is not entitled to participate in benefits generally reserved for officers of the Affiliated Group.

        "Plan Bonus" means, for each Participant, an amount equal to an amount equal to (i) multiplied by (ii) multiplied by (iii) where:

            (i)    equals the Participant's Base Salary;

            (ii)  equals the percentage, for the fiscal year occurring in whole or in part during the period commencing five years before the announcement of the relevant Change in Control and ending immediately before the Participant's Termination Date (or, if earlier and solely for purposes of determining the Change in Control Completion Bonus under Section 2.3, the date of the Change in Control) for which such percentage is the highest, that the Participant's Target Bonus for such fiscal year represents as a percentage of such Participant's annual base salary for such fiscal year; and

            (iii)  equals the greater of (A) 100% or (B) the average percentage, for the two consecutive fiscal years within the period commencing five years before the announcement of the relevant Change in Control and ending immediately before the Participant's Termination Date (or, if earlier and solely for purposes of determining the Change in Control Completion Bonus under Section 2.3, the date of the Change in Control) for which such average percentage is the highest, that the Participant's actual annual bonus for a fiscal year represented as a percentage of the participant's annual base salary for such fiscal year.

        "Target Bonus" means the Participant's target bonus for any fiscal year under WellPoint's then-applicable annual management incentive plan, or any other similar annual incentive plan maintained by a member of the Affiliated Group.

        "Termination Date" is the first date that a Participant is subject to a Constructive Termination or an Involuntary Termination.

        "Termination for Cause" means termination of the Participant's employment with the Affiliated Group by reason of (i) willful engagement by a person in gross misconduct injurious to WellPoint or the commission by a person of any act of gross negligence or malfeasance with respect to a person's duties incident to employment; (ii) willful failure by a person to attend to the material duties assigned to such person by such person's supervisor; (iii) a commission by a person of any act of fraud, embezzlement or dishonesty against any member of the Affiliated Group; or (iv) conviction of a person for any criminal offense involving fraud or dishonesty or any similar conduct which is injurious to the reputation of WellPoint.

ARTICLE II
BENEFITS UPON A CHANGE IN CONTROL

        2.1    Prior Bonuses and Incentive Pay.    If a Change in Control occurs, each Participant shall be entitled to receive as soon as practicable, subject to any election to defer such amount made by such Participant under a WellPoint deferral program, any bonus or other incentive compensation for a prior period that was earned but theretofore remained unpaid. To the extent possible, the determination of such amount shall be made by the WellPoint Board of Directors before the Change in Control and, to the extent that this is not possible, it shall be determined as soon as practicable following the Change in Control by those continuing members of the \board of directors of the continuing or successor company that were members of the board of directors of WellPoint immediately before such Change in Control.

        2.2    Guaranteed Annual Bonus.    If a Change in Control occurs, each Participant shall be entitled to a bonus for the fiscal year in which the Change in Control occurs equal to the greatest of (i) the Participant's Target Bonus for such fiscal year, (ii) the average of the annual (or annualized) bonus paid to the Participant for the preceding two fiscal years (or such shorter period as the Participant may have been eligible for such an award) under WellPoint's then-applicable annual management incentive plan, or any other similar annual incentive plan maintained by a member of the Affiliated Group or (iii) the bonus that is determined in the ordinary course under such a plan for the Participant for the fiscal year in which the Change in Control occurs. However, if the Participant terminates employment by reason of an Involuntary Termination or Constructive Termination after the announcement of, or the execution of a definitive agreement for, a Change in Control and before the end of the fiscal year in which the Change in Control occurs, the bonus payable under this Section 2.2.shall be prorated based on the Participant's actual period of employment with WellPoint or an Affiliate during the fiscal year in which the Change in Control occurs. Any bonus payable under this Section 2.2 will be paid in a lump sum cash payment upon the earlier of the normal time for payment of a bonus under the applicable incentive plan or as soon as practicable following the Participant's Termination Date.

        2.3    Change in Control Completion Bonus.    If a Change in Control occurs, each Participant will be entitled to payment of a Change in Control Completion Bonus equal to 100% of the Participant's Base Salary and Plan Bonus. One-half of the Completion Bonus will be paid one year following consummation of the Change in Control provided the Participant remains employed with WellPoint, an Affiliate or successor through such date and the remaining one-half will be paid two years after consummation of the Change in Control provided the Participant remains employed with WellPoint, an Affiliate or successor through such date. However, if a Participant terminates employment before the scheduled payment date for an installment of such Completion Bonus, the Participant shall not be entitled to receive such installment.

ARTICLE III
SEVERANCE BENEFITS UPON A CHANGE IN CONTROL

        3.1    Eligibility.    If (i) on, or within 36 full calendar months after, a Change in Control, a Participant is subject to an Involuntary Termination or a Constructive Termination or (ii) on or after the execution of a definitive agreement for a Change in Control and before the consummation of such Change in Control a Participant is subject to an Involuntary Termination, the Participant will be eligible for the Plan benefits provided in Article III hereof (subject to the terms and conditions of this Plan); provided, however, that such Participant will not be eligible for Plan benefits if the Participant has already received benefits under this Plan due to a previous Constructive Termination or a previous Involuntary Termination.

        3.2.    Basic Benefit.

        (a)  The Basic Benefit for each Participant will be as provided in this Section 3.2 based upon the Participant's position as of the Termination Date as follows; provided, however, that in no event will the Basic Benefit be less than the lowest Basic Benefit for the highest position held by the Participant with a member of the Affiliated Group at any time during the period commencing five years before the announcement of the relevant Change in Control and ending immediately before the Participant's Termination Date:

          (i)    Executive Vice President:    3.00 times Base Salary, plus 3.00 times Plan Bonus.

          (ii)    Senior Vice President:    2.50 times Base Salary, plus 2.50 times Plan Bonus.

          (iii)    General Manager or Vice President:    2.00 times Base Salary, plus 2.00 Times Plan Bonus.

          (iv)    Regional or Staff Vice President:    1.50 times Base Salary, plus 1.50 times Plan Bonus.

However, the amount of a Participant's Basic Benefit under this Section 3.2 will be reduced by the amount of any Change in Control Completion Bonus paid to the Participant under Section 2.3 of the Plan.

        (b)  The Basic Benefit will be paid to the Participant in a lump sum as soon as reasonably practicable after the Participant's Termination Date.

        3.3.    Outplacement Benefit.    Each Participant shall receive the Outplacement Benefit, which shall consist of outplacement services consistent with WellPoint's then-current outplacement policy for persons holding the Participant's title. The fee for this service will be paid directly by WellPoint (and/or by an Affiliate controlled by WellPoint) to the outplacement service vendor.

        3.4    Pension and 401(k) Match Contribution.    Each Participant shall be entitled to a special contribution amount equal to the sum of the additional Annuity Credits and Matching Contributions to which the Participant would have been entitled under WellPoint's Pension Accumulation Plan, 401(k) Retirement Savings Program and Comprehensive Executive Non-Qualified Retirement Plan had the Participant remained employed with WellPoint for that number of additional number of years set forth below and the Participant's Basic Benefit were payable over such period and treated as eligible compensation under such plans:

          (i)    Executive Vice President:    three years;

          (ii)    Senior Vice President:    two and one-half years;

          (iii)    General Manager or Vice President:    two years;

          (iv)    Regional or Staff Vice President:    one and one-half years.

The amount of such special contribution amount shall be computed assuming the Participant was eligible, and made the maximum salary deferrals and supplemental salary deferrals eligible for matching and supplemental matching contributions, under the 401(k) Retirement Savings Program and Comprehensive Executive Non-Qualified Retirement Plan, respectively. Such special contribution amount shall be paid to the Participant in a lump sum cash payment as soon as practicable after the Participant's Termination Date, unless the Participant is entitled to participate in WellPoint's Comprehensive Executive Non-Qualified Retirement Plan, in which case the contribution shall be credited to such Participant's account under such plan as an additional fully vested amount.

        3.5    Financial Planning.    Each participant who is an Executive Vice President or Senior Vice president shall be entitled to a continuation of financial planning benefits for the number of years set forth below:

          (i)    Executive Vice President:    three years; and

          (ii)    Senior Vice President:    two and one-half years.

        3.6    Additional SERP Credit.    Each Participant who is eligible to participate in WellPoint's Supplemental Executive Retirement Plan will be deemed to have five Years of Vesting Service thereunder and shall be credited with that number of additional Years of Benefit Service, and shall be deemed to be that number of years older, as is set forth below:

          (i)    Executive Vice President:    three additional years;

          (ii)    Senior Vice President:    two and one-half additional years;

          (iii)    General Manager or Vice President:    two additional years; and

          (iv)    Regional or Staff Vice President:    one and one-half additional years.

        3.7.    Other Severance Benefits.    Each Participant shall receive health, vision, dental and life insurance benefits at employee rates until the earlier to occur of:

  (i)
  the Participant becoming eligible for such benefits under the health and welfare benefit plan or plans maintained by the Participant's successor employer; and

  (ii)
  depending on the title of the Participant, the following periods:

  (a)
  in the case of Executive Vice Presidents, three years;

  (b)
  in the case of Senior Vice Presidents, two and one-half years;

  (c)
  in the case of General Managers and Vice Presidents, two years; and

  (d)
  in the case of Regional and Staff Vice Presidents, one and one-half years.

        In lieu of providing the benefits described in this Section 3.7, WellPoint may, in its discretion, elect to make cash payments to Participant in amounts sufficient, on an after-tax basis, for Participant to otherwise purchase such benefits.

        3.8.    Offset for Other Payments Received.    The Worker Adjustment and Retraining Notification Act (commonly known as the WARN Act) requires that advance notice of certain layoffs be given to employees. Other laws may impose similar notice requirements or require that pay in-lieu of notice, severance pay or similar benefits be paid. WellPoint and/or its Affiliates shall be entitled to deduct from any benefits otherwise payable to a Participant under this Plan due to a Constructive Termination or an Involuntary Termination any other amount that a member of the Affiliated Group is legally required to pay to the Participant under such laws due to the same Constructive Termination or Involuntary Termination, plus any compensation and any benefits paid to the Participant following distribution of such a legally required notice to the Participant due to such Constructive Termination or Involuntary Termination. Similarly, benefits paid under this Plan will be applied to satisfy any legal obligations that a member of the Affiliated Group may have under such laws or similar laws due to the Constructive Termination or the Involuntary Termination for which Plan benefits are paid.

        3.9.    Coordination with Other Plans.    If a Participant is covered under any other severance plan or arrangement (including WellPoint's Officer Severance Plan) of a member of the Affiliated Group under which benefits are payable on the Participant's Termination Date (each, a "Severance Plan"), then the Participant will receive benefits under the Severance Plan or Plans in lieu of benefits under this Plan unless the Participant waives his or her benefits under the Severance Plan or Plans with regard to the

Constructive Termination or the Involuntary Termination. For these purposes, such a written waiver must be submitted to the CEO within 30 days of the date, following the Change in Control, on which the Participant is specifically notified by the CEO that the Participant must waive all benefits payable under the Severance Plan or Plans with regard to the Constructive Termination or the Involuntary Termination in order to receive benefits under this Plan with regard to that Constructive Termination or Involuntary Termination.

ARTICLE IV
EXCESS PARACHUTE PAYMENTS

        If any employee of WellPoint or an Affiliate (i) is, at the effective time of a Change-in-Control (or any other corporate transaction) or the date of termination of such employee's employment, an Executive Vice President or Senior Vice President and (ii) receives compensation from WellPoint or an Affiliate or a successor thereto (under this Plan or otherwise) that subjects the employee to an excise tax under Section 4999 of the Code (relating to excess parachute payments), WellPoint shall make an additional payment to such employee that, net of all taxes thereon, fully reimburses or "grosses up" the employee for the amount of such excise tax. If any other employee is a Participant in this Plan and reasonably determines that (i) compensation payable under this Plan, either alone or when aggregated with other compensation payable to such Participant, would subject such Participant to an excise tax under Section 4999 of the Code and (ii) the net amount that the Participant would realize from such payments on an after-tax basis would be greater if the benefit payable hereunder were limited, then the benefit payable hereunder shall be limited in the manner reasonably determined by the Participant to maximize such Participant's net payment received on an after-tax basis. Except to the extent expressly provided in a written agreement between WellPoint and a Participant, the foregoing provisions of this Article shall apply only to Participants who are also Participants in the WellPoint Health Networks Inc. Officer Severance Plan (as adopted October 27, 1998). With respect to all other Participants under this Plan, if the CEO reasonably determines that any benefit under this Plan, alone or when aggregated with other compensation payable to the Participant, would constitute an excess parachute payment within the meaning of Section 280G of the Code, the amount payable under this Plan will be limited only to the extent necessary to avoid creation of an excess parachute payment.

ARTICLE V
MISCELLANEOUS

        5.1.    Withholding.    WellPoint and/or the appropriate member of the Affiliated Group may withhold taxes and other payroll deductions from Plan benefit payments.

        5.2.    Effect on Other Plans.    Payments under this Plan will not be treated as compensation for purposes of any other employee benefit plan, unless the other employee benefit plan expressly provides otherwise.

        5.3.    Assignment and Source.    Plan benefits are not assignable and will be paid when due from the general assets of WellPoint and/or from the general assets of an Affiliate controlled by WellPoint.

        5.4.    Compliance with Agreements.    Plan benefits are conditioned on an eligible Participant's compliance with any confidentiality agreement or release that the Participant has entered into with any member of the Affiliated Group.

        5.5.    Claims Procedure.    If an individual believes that he or she is entitled to a benefit under this Plan or to a Plan benefit that is greater than the benefit which such person has received, the individual may submit a signed, written application to the CEO within 60 days of the date of the individual's Constructive Termination or Involuntary Termination, as the case may be. The individual will generally be notified of the approval or denial of this application within 90 days of the date that the CEO receives the application. If the individual is not so notified the individual may, but need not, treat the claim as denied. If the individual's claim is denied, the notification will state specific reasons for the denial and the individual will have 60 days to file a signed, written request for a review of the denial with the CEO. This request should include the reasons the individual is requesting a review, facts supporting the individual's request, and any other relevant comments. The CEO will generally make a final, written determination of the individual's eligibility for Plan benefits within 60 days of receipt of the individual's request for review.

        5.6.    Arbitration.    If an individual is denied part or all of a Plan benefit pursuant to Section 5.5, the individual's sole remedy will be to appeal the matter to an impartial arbitrator. Arbitration will be in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association (the "AAA") before an arbitrator who is familiar with employee benefit matters and who is licensed to practice law in the state in which the arbitration is convened (the "Arbitrator"). The Arbitrator will be selected by alternate striking from a list of eleven arbitrators drawn by the AAA from its panel of labor and employment arbitrators. The arbitration will take place in or near the city in which the individual is or was last employed by WellPoint and/or an Affiliate controlled by WellPoint or in such other location as may be acceptable to both the individual and WellPoint. The Arbitrator will have the exclusive authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability or enforceability of this arbitration provision, including but not limited to, any claim that all or any part of this provision is void or voidable. The arbitration will be final and binding upon all parties. The costs of the Arbitration will be split equally between the parties to the arbitration.

        5.7.    Amendment or Termination of Plan.    The Committee shall have the authority to amend or terminate the Plan at any time; provided, however, that no termination of the Plan or amendment thereto that adversely affects the rights of the Participants shall be effective sooner than three years after the approval of such amendment or termination by the Committee.

        5.8.    No Right to Continued Employment.    This Plan does not provide a Participant with any right to continue employment with any member of the Affiliated Group or affect the right of any individual or any member of the Affiliated Group to terminate the services of such individual at any time with or without cause, subject to the terms of any written employment agreement executed by both parties thereto.

        5.9.    Governing Law.    This Plan is intended to be an unfunded welfare benefit plan for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Department of Labor Regulation 2520.104-24. To the extent applicable and not preempted by ERISA, the laws of the State of California will govern this Plan.

        5.10.    Effective Date.    This Plan is restated herein is effective on or after December 4, 2001.

WELLPOINT HEALTH NETWORKS INC.
BY:	/s/ LEONARD D. SCHAEFFER	DATE:	December 4, 2001
LEONARD D. SCHAEFFER

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WELLPOINT HEALTH NETWORKS INC. OFFICER CHANGE-IN-CONTROL PLAN (As amended and restated through December 4, 2001)
ARTICLE I DEFINITIONS
ARTICLE II BENEFITS UPON A CHANGE IN CONTROL
ARTICLE III SEVERANCE BENEFITS UPON A CHANGE IN CONTROL
ARTICLE IV EXCESS PARACHUTE PAYMENTS
ARTICLE V MISCELLANEOUS